As filed with the Securities and Exchange Commission on November 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JX LUXVENTURE LIMITED

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Bin Hai Da Dao No. 270

Lang Qin Wan Guo Ji Du Jia Cun Zong He Lou

Xiu Ying District

Haikou City, Hainan Province 570100

People’s Republic of China

(Address of Principal Executive Offices, including zip code)

JX LUXVENTURE NEW 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copies of Correspondence to:

Bin Hai Da Dao No. 270

Lang Qin Wan Guo Ji Du Jia Cun Zong He Lou

Xiu Ying District

Haikou City, Hainan Province 570100

People’s Republic of China

+ (86) 595 8889 6198

(Name, address, and telephone number, including area

code, of agent for service)

Joe Laxague Eleanor Osmanoff The Crone Law Group, P.C. 500 Fifth Avenue, Suite 938 New York, NY 10010 917-679-5931

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY NOTE

On October 26, 2022, the board of directors of JX Luxventure Limited, a Republic of the Marshall Islands corporation (the “Company” or “Registrant”), acting by unanimous consent, in accordance with applicable provisions of the Marshall Island Business Corporations Act (“BCA”) and the Company’s Bylaws, terminated the Company’s existing 2022 equity incentive plan (the “Existing 2022 Plan”) and adopted a new 2022 Equity Incentive Plan (the “JX Luxventure New 2022 Equity Incentive Plan” or “the New 2022 EIP”), replacing the Existing 2022 Plan, effective immediately. On the same date, October 26, 2022, the holders of 15,528,520 shares of common stock, $0.0001 par value per share (the “Common Stock”) of the Company, representing approximately 75% of the total issued and outstanding capital stock of the Company, acting by written consent, approved and authorized the terms and provisions of the New 2022 EIP, in accordance with the applicable provisions of the BCA, the Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”) and its Bylaws. The New 2022 EIP authorizes for issuance of up to forty million (40,000,000) shares of Common Stock subject to adjustments in the event of certain reorganizations, mergers, combinations, recapitalizations, share splits, share dividends, or other similar events which change the number or kind of shares outstanding. This Registration Statement is registering 20,000,000 shares of Common Stock issuable pursuant to the New 2022 EIP and shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed or furnished by the Company with the Commission, are incorporated in this Registration Statement by reference:

●	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Commission on May 13, 2022;

●

The Company’s Reports on Form 6-K, furnished to the Commission on May 24, 2022, June 2, 2022, June 22, 2022, July 13, 2022, July 26, 2022, September 9, 2022, October 3, 2022, October 11, 2022, October 19, 2022, October 28, 2022, and November 1, 2022;

●	The description of the Company’s Common Stock contained in the Form 8-A12B, filed with the Commission on October 24, 2012, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed subsequent to the Form 20-F by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.

According to the Restated Articles we must indemnify and hold harmless, to the fullest extent permitted by the BCA as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the Company or its subsidiary or, while a director or officer of the Company or its subsidiary, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans, against any and all liabilities and losses suffered, and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred, by the person in connection with such proceeding.

Notwithstanding the preceding sentence, the Company is required to indemnify or advance expenses to such person in connection with a proceeding commenced by such person (and not by way of defense) only if the commencement of this proceeding by the person (a) was authorized in the specific case by the Board of Directors, or (b) was brought to establish or enforce a right to indemnification under the Restated Articles, the Bylaws, any agreement, or the BCA.

The Company’s obligation to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced to the extent such person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Company.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer against any liability asserted against such person and incurred by such person in such capacity, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of the Restated Articles.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haikou City, People’s Republic of China, on this 4th day of November, 2022.

JX LUXVENTURE LIMITED

By	/s/ Sun Lei
Sun Lei
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement on Form S-8 appears below hereby constitutes and appoints Sun Lei and Keyan Yan, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement on Form S-8 that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 4, 2022.

SIGNATURE	TITLE

/s/ Sun Lei	Chief Executive Officer and Director
Sun Lei	(Principal Executive Officer)

/s/ Keyan Yan	Interim Chief Financial Officer and Director
Keyan Yan	(Principal Financial and Accounting Officer)

/s/ Li Huidan	Chairman and Director
Li Huidan

/s/ Baojun Zhu	Director
Baojun Zhu

/s/ He Long Hai	Director
He Long Hai

/s/ Mu Ruifeng	Director
Mu Ruifeng

/s/ Jin Yan	Director
Jin Yan

INDEX TO EXHIBITS

Exhibit	Description
5.1*	Opinion of Hauzen LLP
23.1*	Consent of Onestop Assurance PAC
23.2*	Consent of Hauzen LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the Signature Page to this Registration Statement)
99.1	JX Luxventure Limited New 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K filed with the SEC on November 1, 2022)
107*	Filing Fee Table

*	Filed herewith